THIS LEASE, between Dean C. Rockwell and Jacqueline Rockwell, herein called the “Landlord” and Cypress Coast Bank (In Organization) herein called “Tenants, “is dated as of November 1, 1989. It is agreed as follows:

1. PREMISES. The Landlord hereby leases to Tenants, and Tenants hereby lease from Landlord, the premises as more particularly described in EXHIBIT A attached hereto, located in Seaside, California, in the building (the “Building”), the address of which is 1658 Fremont Boulevard, including all and singular the improvements, appurtenances, rights, privileges, easements, and common facilities, if any, including driveways, malls and other common and service areas, if any, all referred to hereafter as premises.

2. PARKING FACILITIES. The Landlord shall provide, during the entire term of this lease and all extensions thereof, at no additional cost to the Tenants, parking facilities for the non-exclusive use of the Tenants, its officers, employees, agents, customers, and invitees, adjacent to the Building of which the demised premises form a part.

3. TERM. The term of this Lease shall be for ten (10) years commencing on the date (the Commencement Date") of the issuance of a certificate of authority by the California State Banking Department authorizing Tenants to transact a commercial banking business, and expiring on the tenth anniversary after the Commencement Date, unless earlier terminated as provided for herein. This Lease is subject to Tenants obtaining all permits and entitlements for use and operation of the premises as a bank. Tenants shall have the right to terminate this Lease if Tenants are unable to obtain such permits and entitlements in a commercially reasonable time using commercially reasonable efforts.

4. RENT. The tenant shall pay rent (“Rent”) of FOUR THOUSAND DOLLARS ($4,000)_ payable on or before the first day of each month for the current calendar month, in lawful money of the United States. Rent for a part of the month shall be prorated based on the actual number of days in the month. Rent shall not commence until exclusive possession of the premises ready for occupancy has been delivered to the Tenants and all improvements or alterations which Landlord has agreed to perform have been completed. Should Landlord fail to deliver to the Tenants exclusive possession of the premises, ready for occupancy, within sixty days after the commencement date herein above specified, Tenants may cancel this lease. All payments of Rent are to made to the order of Dean C. Rockwell, P.O. Box 115, Seaside, CA 93955.

5. RENTAL ADJUSTMENT. The minimum monthly rent stated in paragraph 4 shall be subject to adjustment annually on the anniversary date of each year of the initial term and of any extended term, as follows:

The base for computing the adjustment is the Consumer Price Index for all Urban Consumers, San Francisco — Oakland Metropolitan Area, published by the United States Department of Labor, Bureau of Labor Statistics (“Index”), which is published most immediately preceding the date of the commencement of the Initial Term (“Beginning Index”). The monthly rent for each year beginning in 1990 shall be set by multiplying the monthly rent set forth in paragraph 4 by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning Index; provided, however, that in no event shall the annual increase be more than five (5%) percent”over the monthly rent payable1 during the previous year. On adjustment of the monthly rental as provided in this paragraph/ the parties immediately shall execute an’ amendment to this Lease stating the new monthly rental. If the Consumer Price Index is changed so that the base year differs from that used as the date in effect immediately preceding the Commencement Date, the Consumer Price Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Statistics. If the Consumer Price Index is discontinued or revised during the term, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Consumer Price Index had not been discontinued or revised.

6. LATE CHARGE. Tenants acknowledge that late payment by Tenants to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and notes secured by any encumbrance covering the premises. Therefore, if any installment of rent due from, Tenants is not received by Landlord within Ten (10) days after the due date, Tenants shall pay to Landlord an additional sum of six percent (6%) of the overdue rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the cost that Landlord will incur by reason of late payment by Tenants. Acceptance of any late charge shall not constitute a waiver of Tenants’ default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord. Rent will be considered late if not received by Landlord within ten (10) days after due date.

7. OPTION TO EXTEND. Provided the Tenants are not in default of any of the terms and conditions herein, the Tenants may, by notice of sixty (60) or more days before the end of the term, extend the term (the “Option”) upon the same terms and conditions provided in this lease for a period of ten (10) years (the “Extension Period”).

Option. The terms of the Lease during the Extension Period shall be unchanged, except that the Rent payable on the date the Extension Period commences shall be the then prevailing fair market rental value (“FMRV”) and the provisions of Paragraph 5 of the Lease shall be of no further force or effect. FMRV shall be determined by written agreement between the parties and means the average per square foot rental rate per month for comparable space in the vicinity of the premises with reasonable adjustments for the quality of the premises and the location of the comparable space. If such comparable space is leased with incentives, such as tenant improvements, free rent or other economic incentives, Tenants shall have the right to rent which reflects such incentives. If the parties are unable to agree upon FMRV and the components thereof at least sixty (60) days prior to the commencement date of the Extension Period, then the FMRV of the premises shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Such determination shall be final and binding on the parties. If the FMRV is determined after the commencement date for the Extension Period, there shall be a retroactive adjustment of rent back to the commencement date of the Extension Period.

Tenants' Initials	Landlord's Initials

8. ACCEPTANCE OF PREMISES. Tenants taking possession of the premises on the commencement date shall constitute Tenants' acknowledgement that the premises are in good condition.

9. UTILITIES AND SERVICES. The parties agree that Tenants shall pay for all utilities used by Tenants in the premises. Tenants shall make all arrangements for and pay for all utilities and services furnished to or used by them, including without limitation, gas, electricity, water, sewer, telephone service, landscaping, and janitorial services, and for all connection charges.

10. USE. The premises shall be used as a bank or any other business so long as the consent of the Landlord, in writing, is first obtained. Such consent shall not be unreasonably withheld. Tenants shall not knowingly use the premises for any purposes which would increase the cost of any insurance carried by the Landlord.

11. SIGNS. The Tenants may install such signs and window lettering as may reasonably be necessary to the Tenants' business provided they comply with all local ordinances and are reasonable in size and attractive in appearance.

12.  NOTICES. Notices to the Landlord shall be addressed to Dean Rockwell at P.O. Box 115, Seaside, CA 93955. All notices to the Tenants shall be addressed to the Tenants at 165,8 Fremont Boulevard, Seaside, CA 93955.

13.SURRENDER. Unless the term is extended pursuant to Paragraph 7 above, the Tenants, on the last day of the term, shall surrender the premises in as good condition as when the Tenants took possession, except for ordinary wear and tear, repairs and replacements required to be made by the Landlord, loss of fire, or elements, or loss by any cause beyond the Tenants’ control.

14. ASSIGNMENT. The Tenants may assign this Lease or sublet all or part of the premises provided the Landlord’s consent (which consent shall not be unreasonably withheld) in writing is first obtained. The Landlord agrees not to withhold its consent provided the assignee is financially responsible and will conduct a business not detrimental to the building or neighborhood. Provided, however, the Tenants shall have the absolute right to assign this Lease or sublet all or any part of the premises to any other corporation which is an affiliate, subsidiary or parent of the Tenants without the consent, either written or oral, of the Landlord. The Tenants shall remain responsible for their obligations under this Lease unless the Tenants receive a written release from the Landlord of any further responsibility.

15. TENANTS' DEFAULT.The occurrence of any of the following shall constitute a default by Tenant.

     1. Failure to pay rent when due, if the failure continues for ten (10) days after notice has been given to Tenants.

     2. Failure to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after notice has been given to Tenants. If the default cannot reasonably be cured within thirty (30) days, Tenants shall not be in default of this Lease if Tenants commence to cure the default within the thirty (30) day period and diligently and in good faith continue to cure the default. Notices given under this paragraph shall specify the alleged default and the applicable lease provisions, and shall demand that Tenants perform the provisions of this Lease or pay the rent that is in arrears, as the case may be, within the applicable period of time, or quit the premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice. The purpose of the notice requirements set forth in this paragraph is to extend the notice requirements of the unlawful detainer statutes of California.

16. LANDLORD'S REMEDIES. The Landlord may terminate this Lease and take possession of the premises without waiving any rights which it may have at law, without further notice following either of these events:

     (a) That the Tenants fail to pay the rent due under this Lease within thirty (30) days following written notice of default.

     (b) That the Tenants fail to commence the correction of any other violation of its covenants within thirty (30) days after written notice or, having commenced to correct the same should fail to carry the same to conclusion with due diligence.

In the event Landlord is in default under this Lease and shall fail to remedy such default within thirty (30) days after receiving notice of such default from Tenants, Tenants may at their option terminate this lease by giving Landlord written notice and this Lease shall terminate and be void upon receipt by Landlord of such notice.

17. REPAIRS. The Tenants shall make all ordinary repairs to the interior walls, floors and ceilings, and inside doors, except such repairs as are made necessary by fire, the elements or causes beyond the Tenants’ control. The Landlord shall make all other repairs at its sole cost and expense and replacements (except repairs to or replacement of improvements or equipment installed by the Tenants) necessary to maintain the premises in a safe, dry/ tentable condition and in good repair, including but not limited to repairs to and replacements of exterior walls, roof, subfloors, heating, air conditioning, plumbing and electrical equipment, if any, foundation or other structural portions either exterior or interior; plate glass piping and wiring, electrical panels, and replacement of worn-out heating or plumbing equipment which cannot be restored to normal use by repair. The Tenants may make any repairs of any emergency nature to correct a dangerous situation on the premises without relieving the Landlord from any liability or waiving any of its rights. Tenants may deduct the cost of such repairs from the rent received hereunder commencing with the rental payment next due. Landlord will at its sole cost and expense, patch and reseal parking lot as needed.

18. RESTORATION. If the premises are damaged by fire, other casualty or the elements, or by any other cause, to the extent that the cost of repairs, or restoration exceeds fifty percent of the value of the premises, either the Landlord or the Tenants may within thirty (30) days after such damage, cancel this Lease by written notice mailed to the other party at least thirty (30) days prior to the effective date of such cancellation. If neither party terminates this Lease, or if the cost of repairs or restoration does not exceed fifty percent of the value of the premises, the Landlord shall promptly repair or restore the premises as nearly as possible to the condition existing just prior to such damage. Provided, however, during said period of restoration the Tenants shall only pay a reasonable rental for such part of the premises as shall be fit for occupancy by the Tenants.

19. ENTRY. Except for Tenants’ safes, vaults, cash drawers and safe deposit boxes, the Tenants agree to permit the Landlord and its authorized agent to enter the premises at any time during normal business hours, on reasonable notice, for inspecting, making such repairs or additions as the Landlord may desire or be required to make, and showing the building to any prospective purchaser. Insofar as Landlord may reasonably do so, Landlord shall effect such repairs under this paragraph, at such times and in such manner as will not unreasonably interfere with the use by Tenants of the premises or the conduct of Tenants’ business therein. Prospective tenants may be shown the premises within thirty (30) days prior to the expiration of the Lease.

20. HOLDOVER. Any holding over after the expiration of this Lease with the consent of the Landlord, shall be from month to month upon the terms and conditions of this Lease, and at the same monthly rental. In the event that the Tenants shall be delayed in moving to other quarters because of circumstances over which they have no control, the Landlord will consent to the holding over by Tenants for not more than sixty (60) additional days.

21. LAW REVISION. In the event of a change in the Federal, State, or local laws or any regulations issued pursuant thereto under which the Tenants engage in business or of judicial interpretations of such laws or regulations which the Tenants determine would make it impractical for the Tenants to continue their business within the State, the Tenants shall have the right to terminate this Lease sixty (60) days after written notice to the Landlord and the payment of three months rent, in addition to the rent due to the date of termination, unless Tenants are able to sublease the premises thus mitigating Landlord’s damages.

22. QUIET ENJOYMENT. Tenants shall peaceably and quietly hold and enjoy the premises free from interference including noise or other disturbances from other tenants in the same building. Landlord shall obtain for Tenant’s benefit non-disturbance agreements in commercially reasonable form and content from any ground lessor, mortgage holder or lien holder of Landlord now in existence, or who later comes into existence at any time during the term of the Lease or the Extension Period.

23. ALTERATIONS BY TENANTS. The Tenants may make improvements or repairs to the premises, provided that they make them in a good workmanlike manner and the written consent of the Landlord is obtained before any structural changes are made. The Tenants may install any electrical, heating, air conditioning, plumbing, telephonic and trade fixtures or equipment without the consent of the Landlord, and said fixtures or equipment shall, under no circumstances whatsoever, be construed to be a part of the realty, regard less of the manner in which they may be affixed thereto. The Tenants shall have the right, but not the obligation, to remove during the continuance of the term hereof or within a reasonable time thereafter any or all of the fixtures, equipment or improvements which the Tenants may have placed upon the premises, but the Tenants shall repair any damage caused by such removal but such obligation shall not extend to painting or redecorating. Landlord, guarantees the sufficiency of the Building to carry any improvement or repair, including any equipment placed on the premises by Tenants. Tenants shall pay all costs for construction done by them or costs to be done by them on the premises as permitted by this Lease. Tenants shall keep the premises free and clear of all mechanics’ liens resulting from construction done by or for Tenants.

24. TAXES. Tenants shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed, or imposed upon Tenants’ fixtures, furniture, appliances, or personal property located in, upon, or about the demised premises (collectively “Direct Taxes”). Tenants further covenant that during the term hereof Tenants shall pay to Landlord Tenants’ share of any and all real property taxes and assessments levied upon the whole parcel or parcels of real property upon which the demised premises are situated and all buildings and improvements thereof and a pro-rata share of all real property taxes and assessments levied upon the common areas in excess of those taxes and assessments existing at the time this lease is executed by the parties. Tenants’ said share shall be one hundred percent (100%) thereof. Any such taxes and assessments which are payable by Tenants shall be paid by the Tenants to Landlord within thirty (30) days after payment of such taxes and assessments by Landlord.

Tenants shall not be required to pay any municipal, county, state or federal income or franchise taxes of Landlord, or any municipal, county, state or federal estate, succession, inheritance, or transfer taxes of Landlord. If at any time during the term the laws concerning the methods of real property taxation prevailing at the commencement of the term are changed so that a tax or excise on rents or any other such tax, however described, is levied or assessed against Landlord as a direct substitution in whole or part for any real property taxes, Tenants shall pay before delinquency (but only to the extent that it can be ascertained that there has been a substitution and that as a result Tenants have been relieved from the payment of real property taxes they would have otherwise been obligated to pay) the tax or excise on rent shall be substantially the same as, and a substitute for the payment of such real property taxes as provided in this Lease.

    A. Tenants shall not be liable for increases in Direct Taxes (whether the increases result from increased rate and/or valuation) attributable to additional improvements to the premises that are constructed after 1989, unless the additional improvements are constructed for Tenants’ benefit or at Tenants’ request. If any improvements are constructed after 1989, Direct Taxes attributable to those additional improvements for the fiscal tax year in which they are assessed as a fully completed unit shall be added to the Direct Taxes for 1989 for the purpose of computing Tenants’ liability for Direct Tax increases. After that time, Tenants’ liability for increases on Direct Taxes that Tenants would be liable for but for such additional improvements shall be reduced in the same ratio that the total amount of Direct Taxes for 1989 (including any Direct Taxes added to the taxes for 1989 (including any Direct Taxes added to the taxes for 1989) bears to the total amount of Direct Taxes attributable to additional improvements that were added to the Direct Taxes for 1989.

    B. Tenants shall not be liable increases in Direct Taxes that result from changes in ownership of the premises or of the land of which the premises are a part. For purposes of this Lease “change in ownership” has the same definition as that found in California Revenue and Taxation Code sections 60-62, or any amendments or successor statutes to those sections.

    C. Landlord shall use its best efforts to cause the premises to be separately assessed from other property owned by Landlord. If Landlord is unable to obtain a separate assessment, the assessor’s valuation placed on the premises shall be used in determining the Direct Taxes. If this valuation is not available, Landlord, in its good faith and on a reasonable basis shall equitably allocate Direct Taxes between the. premises and all buildings, other improvements, and land included in the tax bill, in making the allocation, Landlord shall reasonably evaluate the factors that determine the amount of Direct Taxes so that the allocation to the premises will not be less than the ratio that the total number of square feet in the building, other improvements, and land of which the premises are a part bears to the total number of square feet of all buildings, other improvements, and land included in the tax bill.

    D. Tenants’ liability to pay Direct Taxes shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included in the Term at its commencement and expiration.

25. SUCCESSION.

    (a) This Lease shall benefit and be binding upon the Landlord and the Tenants and their respective heirs, legal representatives, successors, and assigns.

    (b) Should the Tenants choose to terminate this Lease at any time prior to its normal expiration date (except for any termination surrender or transfer permitted by paragraphs 3, 13, 14, 18 > 20, 21, 26, 27, 29, 32, and 46 of this Lease, or if Landlord is in default), the Tenants shall without negotiation be responsible to pay the Landlord the total cash value remaining in the Lease at the time the Lease is terminated except as Tenants or Landlord may negotiate damages in accordance with California law.

    (c) In the event litigation occurs to enforce any provision of this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees from the other party.

26. HAZARDOUS MATERIALS/LANDLORD’5 LIABILITY. In the event of a disruption of or interference with Tenants7 business operation which continues for ninety (90) consecutive days, because of the presence of Hazardous Materials in or about the premises, and if the presence of such Hazardous Materials or the need for a cleanup results from Landlord’s or Landlord’s agents’ or representatives’ actions, then Tenants shall be entitled to give written notice to Landlord terminating the Lease effective on the date such notice is received by Landlord. Notwithstanding anything to the contrary contained herein, Tenants shall only have liability for the presence or disposal onto the premises, of Hazardous Materials left, stored, used, disposed of or released by Tenants, Tenants’ agents or representatives. Tenants shall not have any liability for actions of Landlord or other unascertained persons or entities, or for any required clean-up resulting from such actions.

27. FAILURE TO PROVIDE ACCESS. In the event that Tenants are prevented from using, and do not use, the premises or any portion thereof as a result of any negligent or willful failure of Landlord to provide access to the premises, then Tenants shall promptly give Landlord notice thereof (“Tenants’ Notice”). Landlord shall respond in writing to Tenants’ Notice within three (3) days of receipt of Tenants’ Notice explaining the circumstances for such use prevention or failure of Landlord to provide services or access. In the event that Tenants are prevented from using the premises or a portion thereof as a result of such events for a period of ten (10) consecutive business days or twenty (20) business days in any twelve (12) month period during the Lease term, all of Tenants’ Rent and the cost of utilities and Tenants’ share of Direct Taxes (collectively “Further Rent”), shall be abated or reduced, as the case may be, in the proportion that the rentable area of the portion of the premises that Tenants are prevented from using bears to the total rentable area of the premises, during the period Tenants are prevented from conducting their business from the premises or a portion of the premises. However, if through the negligent or willful failure of Landlord to provide access to the premises, Tenants are prevented from conducting their business in any portion of the premises, and the remaining portion of the premises is not sufficient to allow Tenants to effectively conduct their business therein, and if Tenants do not conduct their business from such remaining portion, then all of the Rent and the Further Rent for the entire premises shall be abated during said period; provided, however, if Tenants reoccupy and conduct their business from any portion of the premises during such period, the Rent and Further Rent allocable to such reoccupied portion, based upon the proportion which the rentable area of such reoccupied portion of the premises bears to the total rentable area of the premises, shall be payable by Tenants from the date such business operations commence.

28. RETURN OF PREMISES. Notwithstanding the provisions of the Lease to the contrary, Tenants shall maintain ownership of all of the following, and shall have the right, but not the obligation, to remove same upon termination of this Lease: (i) Tenants’ furniture, carpets, art works, teller counters, low partitions and gates, work counters and storage units, telephone system, computer system; and, (ii) Tenants7 vault doors, alarm and surveillance systems, night depository, A.T.M. machine(s) and safe deposit boxes. Tenants shall be responsible only for liens resulting from work performed by Tenants, Tenants’ agents or contractors hired by Tenants. Regardless whether the Lease terra has terminated or expired, and regardless of whether Tenants are in default hereunder, Tenants shall have the right to remove the contents of Tenants’ vault, safe deposit boxes, money, and papers and files at any time.

29. ADDITIONAL TERMINATION RIGHTS. Notwithstanding Paragraph 18 of the Lease to the contrary, Landlord or Tenants may terminate this Lease if Tenants are unable to use all or a substantial portion of the premises as a result of fire or other casualty, and: (a) Landlord fails to substantially complete such work within ninety (90) days after commencing the same, or such additional time as may be necessary due to strikes, lock-outs or other labor troubles, shortages of equipment or materials, governmental requirements, power shortages or outages or other causes beyond Landlord’s reasonable control, or (b) such work is reasonably estimated (which estimate Landlord shall provide within sixty (60) days following the casualty), to take more than ninety (90) days to substantially complete after being commenced. In order to exercise any of the foregoing termination rights, the party exercising such right must send the other party at sixty (60) days (but not more than one hundred eighty (180) days advance notice, specifying the basis for termination, and such notice must be given no later than thirty (30) days following the occurrence of the condition serving as the basis for the termination right invoked.

30. REMEDIES. The obligations of Tenants under this Lease do not constitute personal obligations of the directors, or shareholders, and the Landlord shall look solely to the assets of Tenants for satisfaction of any liability under this Lease and will not seek recourse against the individual directors, officers or shareholders nor against any of their personal assets for such satisfaction.

31. SELF-HELP. If Tenants provide written notice to Landlord of any event or circumstance which requires the action of Landlord, and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, then Tenants may reasonably proceed to take the required action upon delivery of any additional written notice to Landlord, given as much in advance of the proposed action as shall be reasonable under the circumstances, specifying, with particularity, that Tenants intend to take such required action, including the date and details of such action to be taken, the cost of such action, and the projected completion date.

32. EMINENT DOMAIN. In the event all of the premises, or such part thereof as shall substantially interfere with the Tenants’ use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate the Lease effective as of the date possession is required to be surrendered to said authority. In the event of a partial taking and the amount of property or the type of estate taken shall not substantially interfere with the conduct of the Tenant’s business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of the Tenants. Landlord shall restore the premises to substantially their same condition prior to such partial taking, and a proportionate allowance shall be made to the Tenants for the Rent corresponding to the time during which, and to the part of the premises of which the Tenants shall be so deprived on account of such taking and restoration. Nothing contained in this Paragraph shall be deemed to give Landlord any interest in any award made to the Tenants for the taking of personal property and fixtures belonging to the Tenants.

33. INDEMNITY BY LANDLORD. Landlord agrees to indemnify Tenants against and save Tenants harmless from any and all loss, cost, liability, damage and expense, including, without limitation, fines and attorney’s fees incurred in connection with or arising from any failure of Landlord to perform its obligations hereunder or from any negligence or willful misconduct of Landlord including, without limiting the generality of the foregoing, (a) any- default by Landlord in the observance or performance of any of the terms, covenants or conditions of this Lease on Landlord’s part to be observed or performed, (b) the use or occupancy or manner of use or occupancy of the premises by Landlord or any person claiming through or under Landlord other than Tenants, or of the employees, suppliers, shippers, customers or invitees of Landlord or any such person, in, on or about the premises, whether prior to, during, or after the expiration of the term, including, without limitation, any act, omission or negligence in the making or performing of any alterations and (c) the breach of any representation or warranty of Landlord in this Lease.

34. LANDLORD’S INSURANCE. Landlord shall, at its sole cost and expense, maintain during the term, comprehensive (or commercial) general liability insurance, with limits of not less than $1,000,000 combined single limit for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof) for any one occurrence. Landlord shall also, at its sole cost and expense, maintain during the term worker’s compensation insurance as required by statute, and primary, non-contributory, extended coverage or “all-risk” damage insurance, in an amount equal to at least 90% of the full insurable replacement value of the premises exclusive of the cost of excavation, foundations and footings, and subject to reasonable deductible amounts, or such other amounts necessary to prevent Landlord from being a co-insured, and such other coverage as Landlord shall deem appropriate. Landlord shall provide Tenants with certificates evidencing such coverage and showing Tenants as additional insureds, prior to the Commencement Date, which shall state that such insurance coverage may not be changed or cancelled without at least twenty (20) days prior written notice to Tenants, and shall provide renewal certificates to Tenants at least twenty (20) days prior to expiration of such policies. All insurance required hereunder shall be provided by responsible insurers and Landlord’s insurers shall be reasonably acceptable to Tenants. Landlord intends that its property loss risk shall be borne by responsible insurance carriers and Landlord hereby agrees to look solely to and to seek recovery only from its insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. Landlord hereby waives all rights and claims against Tenants for such losses, and waives all rights of subrogation of its insurers, provided such waiver of subrogation shall not effect the right of Landlord to recover thereunder. Landlord shall cause its insurance policies to be endorsed to provide for such a waiver of subrogation.

35. ESTOPPEL CERTIFICATES/LANDLORD. Landlord agrees that, from time to time, upon not less than twenty (20) days’ prior written request by Tenants, Landlord shall deliver to Tenants a statement in writing addressed to Tenants or, at Tenants’ request, to any Designated Addressee, as defined below, certifying (i) that this Lease is unmodified and is in full force and effect (or if there has been any modification, that the same is in full force and effect as modified and identified in the modification), (ii) the dates to which Rent and other charges have been paid, (iii) that so far as the person making the certification knows, Tenants are not in default under any of the provisions of the Lease, and (iv) any other information and certification which reasonably may be requested by Tenants or by and Designated Addressee, or both. As used herein, the term “Designated Addressee” means any person or entity designated by Tenants which- is or may be acquiring or merging “with Tenants, lending money to Tenants, insuring Tenants, their operations or their assets, performing accounting functions for Tenants or entering into an assignment or sublease with Tenants.

36.  RIGHT OF FIRST REFUSAL TO PURCHASE.

    A. Landlord hereby grants to Tenants a right of first refusal (the “Right of First Refusal”) to purchase all or part of the premises and the land upon which the premises are situated (collectively the “Property”), on the same terms that Landlord is willing to accept from a third party, net of any real estate commissions, except that Tenants shall be entitled to pay in cash the fair market value of any non-cash consideration to be paid by such third party. Tenants may exercise the Right of First Refusal during the term of this Lease, including the Extension Period, so long as Tenants are. not in default under this Lease at the time Tenants exercise such right. Before accepting a bona fide third party offer to sell all or any part of the Property, or any interest therein, Landlord shall notify Tenants of the name and address of the proposed purchaser and furnish a copy of the offer to purchase. If Tenants, within thirty (30) days after receipt of Landlord’s notice, notify Landlord of their election to exercise the right of First Refusal to purchase, Landlord shall sell and convey the Property, or such portion thereof as is subject to the offer to purchase, to Tenants on the terms and conditions stated in such offer. If Tenants do not notify Landlord within said thirty (30) day period of their election to exercise the Right of First Refusal, Landlord thereafter shall have the right to sell and convey the Property to the proposed purchaser on the same terms and conditions as stated in the offer to purchase. If Landlord and the proposed purchaser do not enter into such offer to purchase within ninety (90) days after the date of Landlord’s notice to Tenants, Landlord shall not sell and convey the Property or any part thereof until Tenants are again given an opportunity to exercise the Right of First Refusal in accordance with the provisions of this Section.

    B. If the Property is subdivided (including without limitation converted into a condominium) and Tenants purchase a portion of the Property pursuant to this Section which is legal parcel, but is less than all of the Property, and (i) the portion of the Property so purchased by Tenants includes- all of the premises, this Lease shall terminate on the date title vests in Tenants, and upon vesting of title in Tenants, Landlord shall remit to Tenants any and all prepaid and unearned rent and any other monies deposited with Landlord by Tenants (less any amounts to be applied to any default pursuant to the Lease or applicable law); and (ii) if the portion of the Property so purchased by the Tenants includes only a part of the premises, this Lease shall terminate as to the part purchased on the date title vests in Tenants, and Rent shall be reduced in the same ratio that the value of the premises before the purchase bears to the value of “the premises covered by the lease immediately after the purchase, and any prepaid and unearned rent and of the monies (less any amounts to be applied to any default pursuant to the Lease or applicable law) allocable to the portion of the premises so purchased shall be credited against Rent for the remaining portion of the premises as and when it becomes due.

37. SIGNAGE. Tenants shall have the right to display a sign on a monument reasonably acceptable to Landlord adjacent to the entrance of the Building and a free-standing sign at a second location near the Building reasonably acceptable to Landlord. All such signs shall comply with local signage regulations and be approved by local authorities having jurisdiction, and Landlord shall cooperate with and join in any applications necessary or desirable for such approval. Landlord acknowledges that a material inducement for Tenants’ entering into this Lease is the ability to erect and maintain a prominent sign adjacent to the Building entrance identifying the premises in order to attract customers, and Landlord shall cooperate fully and use its best efforts to assist Tenants in obtaining such a sign, and Tenants shall have the right to cancel this Lease if they do not obtain approval within sixty (60) days from the date of this Lease for a sign adjacent to the Building which in their reasonable opinion is suitable for their needs. Tenants shall use their best efforts to obtain such approvals and shall diligently pursue such measures as are reasonably necessary to obtain same. Any sign approved pursuant to this Paragraph 37 shall be erected and maintained at Tenants’ sole cost and expense.

38. ATTORNEYS' FEES. In the event of any claims or litigation between the parties with respect to this Lease, all costs and expenses, including reasonable attorneys7 fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

39. TERMS AND HEADINGS. The words "Landlord" and "Tenants" as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The paragraph headings of this Lease are not a part of this Lease and shall have ho effect upon the construction or interpretation of any part hereof.

40. TIME. Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

41. PRIOR AGREEMENT: AMENDMENT. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

42. SEPARABILITY. Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

43. CONSENTS. Whenever the consent of either party is required hereunder such consent shall not be unreasonably withheld.

44. RIDERS. Clauses, plats, riders, addenda, if any, signed by the Landlord and the Tenants, and affixed to this Lease are a part hereof.

45. LANDLORD'S AUTHORITY. The individuals executing this Lease represent and warrant they have the authority to enter into this Lease and be bound by and fulfill all obligations, conditions and covenants contained in this Lease.

46. BANK CLOSED. Notwithstanding any other provisions contained in this Lease, in the event the Tenants are closed or taken over by the banking authority of the State of California, or other bank supervisory authority, the Landlord may terminate the Lease only with the concurrence of such banking authority or other bank supervisory authority, and any such authority shall in any event have the election either to continue or to terminate the Lease, provided, that in the event this Lease is terminated, the maximum claim of Landlord for damages or indemnity for injury resulting from the rejection or abandonment of the unexpired term of the Lease shall in no event be in an amount exceeding the rent reserved by the Lease, without acceleration, for three (3) months next succeeding the date of the surrender of the premises to the Landlord if at least three (3) months remain in the term of this Lease, otherwise for the time remaining in the Term, or the date of reentry of the Landlord, whichever first occurs, whether before or after the closing of the bank, plus an amount equal to the unpaid rent accrued, without acceleration up to such date,

TENANTS: CYPRESS COAST BANK (IN ORGANIZATION)

BY: /s/ PETER JOHNSON
ITS: PRESIDENT

LANDLORD:
BY: /s/ DEAN C. ROCKWELL
DEAN C. ROCKWELL

BY: /s/ JACQUELINE ROCKWELL
JACQUELINE ROCKWELL

LEASE AMENDMENT

THIS AGREEMENT is dated the 21st day September 1999.
BETWEEN:  Dean C. Rockwell and Jacqueline Rockwell (the "Landlords")
       OF THE FIRST PART;
  -and-
Central Coast Bancorp (the "Tenant")
       OF THE SECOND PART;

WHEREAS:

A. Pursuant to a lease dated November 1,1989 (the "Lease") between the Landlord and the Tenant for the leased premises located at 1658 Fremont Blvd., Seaside, CA.

B. Whereas Tenant and Landlord are desirous of extending the lease for a ten (10) year term commencing November 1,1999 and expiring October 31,2009 (the “Renewal Term”) upon the same terms and conditions as are contained in the Lease except as amended by this Agreement.

NOW THEREFORE WITNESSETH that in consideration of the mutual covenants and agreements between the parties, and for good and valuable consideration, the Landlord and Tenant agree to amend the lease as follows:
1. The lease is hereby extended for the Renewal Term.
2. The Renewal Term shall be upon the same terms and conditions as are contained in the original lease except:

     a. Paragraph 4, RENT: The rent for the first five (5) years of me Renewal Term shall be fixed at $5,273.04 per month

     b. Paragraph 5, RENTAL ADJUSTMENT: The annual rent adjustment shall be waived for the first five- (5) years of this extension. The annual adjustment as set forth in this lease shall began on the sixth anniversary of the Renewal Term.

Whereas the parties confirm that in all other respects, the terms of the Lease will remain in foil force and effect, unmodified, except to the extent set forth in this agreement.

IN WITNESS WHEREOF the parties hereto have signed this agreement.

LANDLORD:

/s/ DEAN C. ROCKWELL    /s/ JACQUELINE ROCKWELL
By: Dean C. Rockwell            Jacqueline Rockwell

TENANT:

By: /s/ HARRY D. WARDWELL 10/22/99